Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS THIRD QUARTER 2021 RESULTS

Net Income of $0.06 Per Diluted Share

Normalized FFO of $0.26 Per Diluted Share

Raised 2021 Full-Year Normalized FFO Guidance to $1.05 to $1.07 Per Diluted Share

Increased Fourth Quarter Cash Dividend on Common Shares for the Third Time This Year

VIRGINIA BEACH, VA, November 2, 2021 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended September 30, 2021 and provided an update on current events.

Third Quarter and Recent Highlights:

•Net income attributable to common stockholders and OP Unit holders of $4.9 million, or $0.06 per diluted share, compared to $8.7 million, or $0.11 per diluted share, for the three months ended September 30, 2020.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $21.9 million, or $0.27 per diluted share, compared to $19.2 million, or $0.24 per diluted share, for the three months ended September 30, 2020. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $21.5 million, or $0.26 per diluted share, compared to $19.0 million, or $0.24 per diluted share, for the three months ended September 30, 2020.

•Raised 2021 full-year Normalized FFO guidance to $1.05 to $1.07 per diluted share from the Company's previous guidance range of $1.02 to $1.06 per diluted share due to higher forecast net operating income ("NOI") from the operating portfolio.

•Announced a fourth quarter cash dividend of $0.17 per common share, resulting in the third quarterly increase this year, a 6.25% increase over the prior quarter's dividend, and a 54.5% cumulative increase year-to-date.

•Stabilized operating property portfolio occupancy increased to 96.4% as of September 30, 2021. Office occupancy was 96.9%, retail occupancy was 95.2%, and multifamily occupancy was 97.4%.

•Positive releasing spreads on retail lease renewals during the third quarter of 13.3% on a GAAP basis and 8.4% on a cash basis.

•Same Store NOI increased 10.5% on a GAAP basis and 8.7% on a cash basis compared to the quarter ended September 30, 2020. Highlights include:

◦Multifamily Same Store NOI increased 19.0% on a GAAP basis and 19.5% on a cash basis compared to the quarter ended September 30, 2020.

◦Retail Same Store NOI increased 15.3% on a GAAP basis and 9.5% on a cash basis compared to the quarter ended September 30, 2020.

•Leased 90,000 square feet of commercial office and retail space since the Company’s previous quarterly update, including 36,000 square feet at Wills Wharf.

•Announced the commencement of construction at mixed-use development project, Southern Post in Roswell, Georgia by the end of 2021.

•Completed the off-market acquisition of Greenbrier Square, a Kroger-anchored retail center in Chesapeake, VA.

•Completed the off-market acquisition of Overlook Village, a 150,000 square foot retail center in Asheville, NC anchored by T.J. Maxx | Homegoods and Ross.

“Leasing activity is at the highest velocity we’ve seen in years, the development pipeline is well-stocked, off-market acquisition opportunities are on the horizon, and property NOI continues to increase.” said Lou Haddad, President & CEO. “All these factors have combined to enable us to again raise our full year guidance. Additionally, as announced in last week's press release, the Board raised the dividend for the third time this year. ”

Financial Results

Net income attributable to common stockholders and OP Unit holders for the third quarter decreased to $4.9 million compared to $8.7 million for the third quarter of 2020. The period-over-period change was primarily due to a decrease in gains on real estate dispositions, a decrease in general contracting gross profit, a decrease in interest income on our mezzanine loan portfolio, and an increase in interest expense. Additionally, we paid more in preferred dividends due to the issuance of additional preferred stock during 2020. These decreases were partially offset by NOI resulting primarily from leasing activity and property acquisitions.

FFO attributable to common stockholders and OP Unit holders for the third quarter increased to $21.9 million compared to $19.2 million for the third quarter of 2020. Normalized FFO attributable to common stockholders and OP Unit holders for the third quarter increased to $21.5 million compared to $19.0 million for the third quarter of 2020. The period-over-period changes in FFO and Normalized FFO were due to NOI resulting primarily from leasing activity and property acquisitions. These increases were partially offset by a decrease in general contracting gross profit, a decrease in interest income on our mezzanine loan portfolio, and an increase in interest expense. Additionally, we paid more in preferred dividends due to the issuance of additional preferred stock during 2020.

Operating Performance

At the end of the third quarter, the Company’s office, retail and multifamily stabilized operating property portfolios were 96.9%, 95.2% and 97.4% (conventional multifamily was 97.4% and student housing was 97.5%) occupied, respectively.

Total construction contract backlog was $106.9 million at the end of the third quarter.

Balance Sheet and Financing Activity

As of September 30, 2021, the Company had $1.0 billion of total debt outstanding, including $30.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments. Approximately 58% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of September 30, 2021. After giving effect to LIBOR interest rate caps with strike prices at or below 50 basis points as of September 30, 2021, 96% of the Company’s debt was either fixed or hedged.

The Company refinanced the loan secured by Thames Street during the third quarter. The new $71.0 million loan bears interest at a rate of Bloomberg Short-Term Bank Yield Index ("BSBY") plus a spread of 1.30% and will mature on September 30, 2026. The Company simultaneously entered into an interest rate swap agreement that effectively fixes the interest rate at 2.35% for the term of the loan. The Company has no loans scheduled to mature during the remainder of 2021 and $19.6 million of loans scheduled to mature in 2022.

The Company is currently in compliance with all debt covenants.

Outlook

The Company issued updated 2021 full-year Normalized FFO guidance in the range to $1.05 to $1.07 per diluted share from $1.02 to $1.06. The following table updates the Company's assumptions underpinning this forecast. The Company's executive management will provide further details regarding its 2021 earnings guidance during today's webcast and conference call.

Full-year 2021 Guidance [1]	Expected Ranges
Total NOI	$122.5M	$123.4M
Construction Segment Gross Profit	$3.6M	$4.0M
G&A Expenses	$14.8M	$15.1M
Mezzanine Interest Income	$18.2M	$18.6M
Interest Expense[2]	$33.6M	$34.0M
Normalized FFO per diluted share [3]	$1.05	$1.07

[1] Includes the following assumptions:
•Interest Expense based on Forward LIBOR Curve, which forecasts rates ending the year at 0.10%
•Opportunistic sale of common stock through the ATM program, resulting in a full year weighted average share count of 82M
•Disposition of Johns Hopkins Village during the fourth quarter
[2] Includes interest expense on finance leases
[3] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, November 2, 2021 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Thursday, December 2, 2021 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13723130.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties (NYSE:AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring and managing high-quality office, retail and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the other documents filed by the Company with the Securities and Exchange Commission (the “SEC”) from time to time. The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the the SEC. These factors include, without limitation: (a) the impact of the coronavirus (COVID-19) pandemic on macroeconomic conditions and economic conditions in the markets in which the Company operates, including, among others: (i) disruptions in, or a lack of access to, the capital markets or disruptions in the Company’s ability to borrow amounts subject to existing construction loan commitments; (ii) adverse impacts to the Company’s tenants’ and other third parties’ businesses and financial condition that adversely affect the ability and willingness of the Company’s tenants and other third parties to satisfy their rent and other obligations to the Company, including deferred rent; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases or to re-lease the Company’s properties on the same or better terms in the event of nonrenewal or early termination of existing leases; and (iv) federal, state and local government initiatives to mitigate the impact of the COVID-19 pandemic, including additional restrictions on business activities, shelter-in place orders and other restrictions, and the timing and amount of economic stimulus or other initiatives; (b) the Company’s ability to continue construction on development and construction projects, in each case on the timeframes and on terms currently anticipated; (c) the Company’s ability to accurately assess and predict the impact of the COVID-19 pandemic on its results of operations, financial condition, dividend policy, acquisition and disposition activities and growth opportunities; and (d) the Company’s ability to maintain compliance with the covenants under its existing debt agreements or to obtain modifications to such covenants from the applicable lenders. The Company expressly disclaims any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, provision for unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as property revenues (base rent, expense reimbursements, termination fees and other revenue) less property expenses (rental expenses and real estate taxes). NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,744,124	$1,680,943
Held for development	11,294	13,607
Construction in progress	54,871	63,367
	1,810,289	1,757,917
Accumulated depreciation	(278,218)	(253,965)
Net real estate investments	1,532,071	1,503,952
Real estate investments held for sale	68,762	1,165
Cash and cash equivalents	28,038	40,998
Restricted cash	5,415	9,432
Accounts receivable, net	30,576	28,259
Notes receivable, net	118,164	135,432
Construction receivables, including retentions, net	13,753	38,735
Construction contract costs and estimated earnings in excess of billings	370	138
Equity method investment	9,174	1,078
Operating lease right-of-use assets	23,547	32,760
Finance lease right-of-use assets	47,266	23,544
Acquired lease intangible assets	65,197	58,154
Other assets	42,051	43,324
Total Assets	$1,984,384	$1,916,971
LIABILITIES AND EQUITY
Indebtedness, net	$968,424	$963,845
Liabilities related to assets held for sale	60,021	—
Accounts payable and accrued liabilities	26,549	23,900
Construction payables, including retentions	22,078	49,821
Billings in excess of construction contract costs and estimated earnings	2,674	6,088
Operating lease liabilities	31,607	41,659
Finance lease liabilities	46,078	17,954
Other liabilities	62,197	56,902
Total Liabilities	1,219,628	1,160,169
Total Equity	764,756	756,802
Total Liabilities and Equity	$1,984,384	$1,916,971

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)
Revenues
Rental revenues	$49,560	$39,636	$142,679	$121,840
General contracting and real estate services revenues	17,502	58,617	71,473	163,283
Total revenues	67,062	98,253	214,152	285,123
Expenses
Rental expenses	12,717	10,223	34,841	27,907
Real estate taxes	5,543	4,760	16,314	13,326
General contracting and real estate services expenses	15,944	56,509	68,350	157,401
Depreciation and amortization	16,886	14,176	52,237	42,232
Amortization of right-of-use assets - finance leases	278	147	745	440
General and administrative expenses	3,449	2,601	10,957	9,382
Acquisition, development and other pursuit costs	8	26	111	555
Impairment charges	—	47	3,122	205
Total expenses	54,825	88,489	186,677	251,448
Gain (loss) on real estate dispositions, net	(113)	3,612	3,604	6,388
Operating income	12,124	13,376	31,079	40,063
Interest income	3,766	4,417	14,628	16,055
Interest expense	(8,827)	(7,523)	(25,220)	(22,938)
Change in fair value of derivatives and other	131	318	838	(1,424)
Unrealized credit loss release (provision)	617	33	284	(227)
Other income (expense), net	(105)	177	81	521
Income before taxes	7,706	10,798	21,690	32,050
Income tax benefit	42	28	522	220
Net income	7,748	10,826	22,212	32,270
Net loss attributable to noncontrolling interests in investment entities	—	45	—	181
Preferred stock dividends	(2,887)	(2,220)	(8,661)	(4,462)
Net income attributable to common stockholders and OP Unitholders	$4,861	$8,651	$13,551	$27,989

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)
Net income attributable to common stockholders and OP Unitholders	$4,861	$8,651	$13,551	$27,989
Depreciation and amortization(1)	16,886	14,131	52,237	41,867
Loss (gain) on operating real estate dispositions, net(2)	113	(3,612)	(3,351)	(6,388)
Impairment of real estate assets	—	—	3,039	—
FFO attributable to common stockholders and OP Unitholders	$21,860	$19,170	$65,476	$63,468
Acquisition, development and other pursuit costs	8	26	111	555
Impairment of intangible assets and liabilities	—	47	83	205
Loss on extinguishment of debt	120	—	120	—
Unrealized credit loss provision (release)	(617)	(33)	(284)	227
Amortization of right-of-use assets - finance leases	278	147	745	440
Change in fair value of derivatives and other	(131)	(318)	(838)	1,424
Normalized FFO available to common stockholders and OP Unitholders	$21,518	$19,039	$65,413	$66,319
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$0.06	$0.11	$0.17	$0.36
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.27	$0.24	$0.81	$0.81
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.26	$0.24	$0.81	$0.85
Weighted average common shares and units - diluted	81,936	78,443	81,164	78,020
________________________________________

(1) The adjustment for depreciation and amortization for the three and nine months ended September 30, 2020 excludes $0.1 million and $0.4 million, respectively, of depreciation attributable to the Company's joint venture partners.
(2) The adjustment for gain on operating real estate dispositions for the nine months ended September 30, 2021 excludes the gain on sale of easement rights on a non-operating parcel.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Office Same Store(1)
Same Store NOI, Cash Basis	$6,357	$6,298	$19,201	$18,543
GAAP Adjustments (2)	70	286	714	1,269
Same Store NOI	6,427	6,584	19,915	19,812
Non-Same Store NOI (3)	550	455	1,869	702
Segment NOI	6,977	7,039	21,784	20,514

Retail Same Store (4)
Same Store NOI, Cash Basis	12,092	11,046	35,350	32,879
GAAP Adjustments (2)	163	(415)	636	2,784
Same Store NOI	12,255	10,631	35,986	35,663
Non-Same Store NOI (3)	2,598	612	6,270	5,054
Segment NOI	14,853	11,243	42,256	40,717

Multifamily Same Store (5)
Same Store NOI, Cash Basis	4,565	3,821	13,465	12,542
GAAP Adjustments (2)	184	170	557	98
Same Store NOI	4,749	3,991	14,022	12,640
Non-Same Store NOI (3)	4,721	2,380	13,462	6,736
Segment NOI	9,470	6,371	27,484	19,376

Total Property NOI	31,300	24,653	91,524	80,607

General contracting & real estate services gross profit	1,558	2,108	3,123	5,882
Depreciation and amortization	(16,886)	(14,176)	(52,237)	(42,232)
General and administrative expenses	(3,449)	(2,601)	(10,957)	(9,382)
Acquisition, development and other pursuit costs	(8)	(26)	(111)	(555)
Impairment charges	—	(47)	(3,122)	(205)
Gain (loss) on real estate dispositions, net	(113)	3,612	3,604	6,388
Interest income	3,766	4,417	14,628	16,055
Interest expense	(8,827)	(7,523)	(25,220)	(22,938)
Unrealized credit loss release (provision)	617	33	284	(227)
Amortization of right-of-use assets - finance leases	(278)	(147)	(745)	(440)
Change in fair value of derivatives and other	131	318	838	(1,424)
Other income (expense), net	(105)	177	81	521
Income tax benefit	42	28	522	220
Net income	7,748	10,826	22,212	32,270

Net loss attributable to noncontrolling interest in investment entities	—	45	—	181
Preferred stock dividends	(2,887)	(2,220)	(8,661)	(4,462)
Net income attributable to AHH and OP unitholders	$4,861	$8,651	$13,551	$27,989
________________________________________

(1) Office same-store portfolio excludes Wills Wharf.

(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Retail same-store portfolio excludes Apex Entertainment, Delray Beach Plaza, Greenbrier Square, Nexton Square, Overlook Village, and Premier Retail. In addition, retail same store results exclude the seven-property retail portfolio that was disposed in May 2020 (Alexander Pointe, Bermuda Crossroads, Gainsborough Square, Harper Hill Commons, Indian Lakes Crossing, Renaissance Square, and Stone House Square) and Oakland Marketplace and Socastee Commons, each of which were disposed in 2021.
(5) Multifamily same-store portfolio excludes The Residences at Annapolis Junction, Edison Apartments, Johns Hopkins Village, Summit Place, and The Cosmopolitan.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer, Treasurer, and Secretary
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684